Exhibit 99.1

Republic Bancorp, Inc. Reports Third Quarter 2023 Net Income of $21.6 Million

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 20, 2023--Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Republic Bancorp, Inc. (“Republic” or the “Company”) reported third quarter 2023 net income and Diluted Earnings per Class A Common Share (“Diluted EPS”) of $21.6 million and $1.10 per share, representing increases of 8% and 9% over the third quarter of 2022.

Logan Pichel, President and CEO of the Bank commented, “I am proud to report, once again, an increase in our Total Company net income for the third quarter of 2023 over the third quarter of 2022. Our commitment to our clients, our associates and our communities combined with our diversified business model, our strong Core Bank credit quality, and our disciplined expense focus allow us to continue to produce strong results. The banking industry continues to face challenges driven by rising interest rates and an inverted yield curve resulting in a notable shift from low-cost and no-cost deposits to significantly higher-costing interest-bearing deposits and borrowings. This has exerted pressure on net interest margins and deposit balances, but we are confident in our ability to effectively manage through these industry challenges.

Our Core Banking operations reported net income of $13.2 million, representing a $1.8 million, or 12%, decrease in net income from the third quarter of 2022 to the third quarter of 2023. We were able to increase Total Company net income, however, thanks to the solid performance of our Republic Processing Group (“RPG”), which increased its net income for the third quarter of 2023 by $3.4 million, or 69%, over the third quarter of 2022. It is challenging environments like this that illustrate the value of our diversified business model.

Our Core Bank credit quality remained strong as we ended another quarter with a favorably low delinquency ratio of 0.14% at our Core Bank. This strong credit quality allows us the ability to diversify into nontraditional businesses and provides our depositors the confidence to place their hard-earned money with Republic. Our focus on credit quality will certainly remain a guiding principle as we navigate these uncertain times.

We also continued to have disciplined expense control during an ongoing period of elevated inflation as our Total Company noninterest expense increased just $1.9 million, or 4%, over the third quarter of 2022. This increase, however, included $0.9 million of noninterest expense associated with the newly acquired CBank operations, which was not part of the Company’s operations during the third quarter of 2022. Our noninterest expenses for the quarter, excluding the acquired CBank operations, increased just $1.0 million, or 2%, over the third quarter of 2022. This modest increase in expenses is something we are proud of, and it will remain an on-going focus.

Our Core Bank loan portfolio had a 100 basis points increase in loan yield from the third quarter of 2022 to the third quarter of 2023. With funding costs continuing to rise across the banking industry, we will continue to work diligently to enhance our loan yields. We will also continue to seek opportunities to add more density to our five existing markets. Over the past year, we executed several key initiatives to strengthen our position in our markets. Most notably, we completed the CBank acquisition, which added density to our Northern Kentucky/Cincinnati market, while also adding a small-dollar equipment finance business, further expanding our loan portfolio diversification. Additionally, we opened two new banking centers during the first nine months of 2023, one in our Nashville market and one in our Northern Kentucky/Cincinnati market, with one new location and one relocation on the slate for the fourth quarter of 2023, both in our Nashville market.

Over the past year, we also forged a new partnership with Nest Egg for consumer financial planning, successfully implemented on-line business deposit account opening, and reintroduced our national online deposit gathering capabilities for consumers. Furthermore, we intensified our focus on commercial and industrial lending, recognizing the potential it holds for profitable growth. These steps underscore our commitment to adapt to the evolving needs of our clients and further diversify our business capabilities. While we are proud of our results, we look forward to our future with the belief that the best is yet to come for our clients, our associates, our communities and our Company,” concluded Pichel.

The following table highlights Republic’s key metrics for the three and nine months ended September 30, 2023 and 2022. Additional financial details, including segment-level data, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on October 20, 2023.

	Total Company Financial Performance Highlights
	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
(dollars in thousands, except per share data)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change

Income Before Income Tax Expense	$27,072	$25,966	$1,106	4%	$89,694	$93,357	$(3,663)	(4)%
Net Income	21,571	19,896	1,675	8	70,715	72,593	(1,878)	(3)
Diluted EPS	1.10	1.01	0.09	9	3.60	3.65	(0.05)	(1)
Return on Average Assets ("ROA")	1.36%	1.31%	NA	4	1.51%	1.55%	NA	(3)
Return on Average Equity ("ROE")	9.61	9.32	NA	3	10.58	11.37	NA	(7)

NA – Not applicable

Results of Operations for the Third quarter of 2023 Compared to the Third quarter of 2022

Core Bank(1)

Net income for the Core Bank was $13.2 million for the third quarter of 2023 compared to $15.0 million for the third quarter of 2022. As further outlined in the following discussion, a small increase in net interest income was more than offset by an increase in provision expense and a modest increase in noninterest expense, driving an overall decline in Core Bank net income from the third quarter of 2022 to the third quarter of 2023.

Net Interest Income – Core Bank net interest income was $50.0 million for the third quarter of 2023, a $275,000, or 1%, increase from the third quarter of 2022. The Core Bank’s net interest margin (“NIM”) decreased from 3.54% during the third quarter of 2022 to 3.43% during the third quarter of 2023.

The small increase in net interest income at the Core Bank from the third quarter of 2022 to the third quarter of 2023 is a continuing change in trend from early 2023, when the Core Bank’s net interest income was much higher on a period-over-same-period-last-year basis. The on-going drivers of this change in trend, which began to emerge during the first quarter of 2023, is a reduction in interest-earning cash balances combined with an on-going shift in funding mix away from noninterest-bearing deposit balances to higher-costing, interest-bearing deposits and Federal Home Loan Bank Advances. As a result of these factors, the Core Bank’s yield on its interest earning assets increased 137 basis points from the third quarter of 2022 to the third quarter of 2023, while the cost of its interest-bearing liabilities increased 240 basis points over the same periods.

Further detailing this change in net interest income and NIM between the third quarter of 2022 and the third quarter of 2023 were the following:

  Average outstanding Warehouse balances declined from $474 million during the third quarter of 2022 to $423 million for the third quarter of 2023. Committed Warehouse lines of credit declined from $1.2 billion to $1.0 billion from September 30, 2022 to September 30, 2023, while average usage rates for Warehouse lines were 42% and 38%, respectively, during the third quarters of 2023 and 2022.
  Traditional Bank average loans grew from $3.7 billion with a weighted-average yield of 4.22% during the third quarter of 2022 to $4.4 billion with a weighted average yield of 5.18% during the third quarter of 2023. Loan growth remained particularly strong within the Traditional Bank during the first nine months of 2023, with the acquisition of CBank adding approximately $217 million to the Traditional Bank’s average loans during the third quarter of 2023.
  Average investments were $772 million with a weighted-average yield of 2.75% during the third quarter of 2023 compared to $695 million with a weighted-average yield of 1.88% for the third quarter of 2022. As part of its overall interest rate risk management strategy, the Core Bank generally maintains an investment portfolio with a shorter overall duration as compared to its peers. This strategy is generally favorable to net interest income in a rising interest rate environment.
  The Core Bank’s average noninterest-bearing deposits decreased from $1.7 billion during the third quarter of 2022 to $1.4 billion for the third quarter of 2023. This decrease in average noninterest-bearing deposits was primarily funded through a decrease in interest-earning cash balances and an increase in FHLB borrowings.
  The Core Bank’s weighted-average cost of interest-bearing liabilities increased from 0.35% during the third quarter of 2022 to 2.75% for the third quarter of 2023. Further segmenting the Core Bank’s interest-bearing liabilities:
    The weighted-average cost of total interest-bearing deposits increased from 0.26% during the third quarter of 2022 to 2.08% for the third quarter of 2023. In addition, average interest-bearing deposits grew $198 million from the third quarter of 2022 to the third quarter of 2023.
    The average balance of FHLB borrowings increased from $20 million for the third quarter of 2022 to $442 million for the third quarter of 2023. In addition, the weighted-average cost of these borrowings increased from 1.91% to 4.85% for the same time periods. As noted above, this increase in the average balance of borrowings was generally driven by a period-to-period decline in average deposit balances and an increase in average loan balances.
  Average interest-earning cash was $177 million with a weighted-average yield of 5.41% during the third quarter of 2023 compared to $728 million with a weighted-average yield of 2.29% for the third quarter of 2022. The decline in average cash balances was driven generally by a decrease in average deposit balances in combination with an increase in average loans for the same periods.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Sep. 30,			Three Months Ended Sep. 30,
Reportable Segment	2023	2022	Change	2023	2022	Change

Traditional Banking	$47,409	$46,562	$847	2.72%	3.63%	(0.91)%
Warehouse Lending	2,467	3,011	(544)	2.68	2.54	0.14
Mortgage Banking*	84	112	(28)	NM	NM	NM
Total Core Bank	$49,960	$49,685	$275	2.73	3.54	(0.81)

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Sep. 30,				Sep. 30,	Sep. 30,
Reportable Segment	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change

Traditional Banking	$4,442,702	$3,717,639	$725,063	20%	$4,496,743	$3,745,028	$751,715	20%
Warehouse Lending	423,141	473,923	(50,782)	(11)	457,033	442,238	14,795	3
Mortgage Banking*	3,883	6,259	(2,376)	(38)	2,711	2,912	(201)	(7)
Total Core Bank	$4,869,726	$4,197,821	$671,905	16	$4,956,487	$4,190,178	$766,309	18

*Includes loans held for sale
NM – Not meaningful

Provision for Expected Credit Loss Expense – The Core Bank’s Provision(2) was a net charge of $1.4 million during the third quarter of 2023 compared to a net credit of $1.1 million for the third quarter of 2022.

The net charge during the third quarter of 2023 was primarily driven by the following:

  The Core Bank recorded a net charge to the Provision of $1.6 million during the third quarter of 2023 related to general formula reserves applied to $101 million of Traditional Bank loan growth for the quarter.
  The Core Bank recorded a net credit to the Provision of $203,000 resulting from general formula reserves applied to an $82 million decline in outstanding Warehouse balances for the quarter.

The net credit during the third quarter of 2022 was primarily driven by the following:

  The Core Bank recorded a net credit to the Provision of $1.7 million during the third quarter of 2022 substantially related to the favorable payoff of one large, classified loan.
  The Core Bank recorded a net credit to the Provision of $386,000 during the third quarter of 2022 resulting from general formula reserves applied to a decline in outstanding Warehouse balances of $155 million during the third quarter.
  Offsetting the above, the Core Bank recorded a net charge to the Provision of $974,000 during the third quarter of 2022 resulting primarily from general formula reserves applied to $81 million of growth in non-PPP Traditional Bank loans from June 30, 2022 to September 30, 2022.

As a percentage of total loans, the Core Bank’s Allowance(2) decreased to 1.17% as of September 30, 2023. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Sep. 30, 2023			As of Sep. 30, 2022			Quarterly Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Bank	$4,496,743	$56,931	1.27%	$3,747,940	$49,231	1.31%	(0.04)%	(3)%
Warehouse Lending	457,033	1,143	0.25	442,238	1,105	0.25	—	—
Total Core Bank	4,953,776	58,074	1.17	4,190,178	50,336	1.20	(0.03)	(3)

Tax Refund Solutions	354	1	0.28	295	—	—	0.28	—
Republic Credit Solutions	126,969	16,501	13.00	98,977	14,583	14.73	(1.73)	(12)
Total Republic Processing Group	127,323	16,502	12.96	99,272	14,583	14.69	(1.73)	(12)

Total Company	$5,081,099	$74,576	1.47%	$4,289,450	$64,919	1.51%	(0.04)%	(3)%

	ACLL Roll-Forward
	Three Months Ended September 30,
	2023					2022
(dollars in thousands)	Beginning		Charge-		Ending	Beginning		Charge-		Ending
Reportable Segment	Balance	Provision	offs	Recoveries	Balance	Balance	Provision	offs	Recoveries	Balance

Traditional Bank	$55,567	$1,567	$(332)	$129	$56,931	$49,727	$(683)	$(353)	$540	$49,231
Warehouse Lending	1,346	(203)	—	—	1,143	1,491	(386)	—	—	1,105
Total Core Bank	56,913	1,364	(332)	129	58,074	51,218	(1,069)	(353)	540	50,336

Tax Refund Solutions	—	(1,967)	—	1,968	1	—	(1,296)	—	1,296	—
Republic Credit Solutions	15,289	4,333	(3,340)	219	16,501	13,231	4,008	(2,922)	266	14,583
Total Republic Processing Group	15,289	2,366	(3,340)	2,187	16,502	13,231	2,712	(2,922)	1,562	14,583

Total Company	$72,202	$3,730	$(3,672)	$2,316	$74,576	$64,449	$1,643	$(3,275)	$2,102	$64,919

The table below presents the Core Bank’s credit quality metrics:

	Quarters Ended:			Years Ended:
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2023	2023	2023	2022	2021	2020

Nonperforming loans to total loans	0.37%	0.34%	0.34%	0.37%	0.47%	0.50%

Nonperforming assets to total loans (including OREO)	0.39	0.37	0.38	0.40	0.51	0.56

Delinquent loans* to total loans	0.14	0.12	0.12	0.14	0.17	0.21

Net charge-offs to average loans	0.02	0.01	0.01	0.00	0.01	0.03
(Quarterly rates annualized)

OREO = Other Real Estate Owned
*Loans 30-days-or-more past due at the time the second contractual payment is past due.

Noninterest Expense – As previously noted, the Core Bank’s noninterest expense was $41.8 million for the third quarter of 2023 compared to $40.7 million for the third quarter of 2022, an increase of $1.1 million, or 3% for the quarter. Noninterest expenses for the third quarter of 2023 included $913,000 of expense associated with the former CBank operations, which was acquired in March 2023. Noninterest expense for the Core Bank’s legacy operations, increased a modest $207,000, or 1%, from the third quarter of 2022 to the third quarter of 2023.

Republic Processing Group(3)

The Republic Processing Group (“RPG”) reported net income of $8.4 million for the third quarter of 2023 compared to $5.0 million for the same period in 2022. Net interest income within the TRS segment was up $2.8 million from the third quarter of 2022 to the third quarter of 2023. The prepaid card product component of TRS drove a $3 million increase to net interest income for the segment, with an increase in the product’s applied yield to its noninterest-bearing funds driving the growth.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 47 banking centers in communities in five metropolitan statistical areas (“MSAs”) across five states: 22 banking centers located in the Louisville MSA in Louisville, Prospect, Shelbyville, and Shepherdsville in Kentucky, and Floyds Knobs, Jeffersonville, and New Albany in Indiana; six centers in the Lexington MSA in Georgetown and Lexington in Kentucky; eight banking centers in the Cincinnati MSA in Kenwood, Norwood and West Chester in Ohio, and Bellevue, Covington, Crestview Hills, and Florence in Kentucky; seven centers in the Tampa MSA in Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace in Florida; and four banking centers in the Nashville MSA in Cool Springs, Green Hills, Murfreesboro and Spring Hill, Tennessee. In addition, the Bank has one loan production office in St. Louis, Missouri. The Bank offers internet banking at www.republicbank.com. As of September 30, 2023, the Company had approximately $6.4 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2022. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking, Warehouse Lending, and Mortgage Banking segments.

(2)	Provision – Provision for Expected Credit Loss Expense
Allowance – Allowance for Credit Losses on Loans
(3)	Republic Processing Group operations consist of the TRS and Republic Credit Solutions (“RCS”) segments.

NM – Not meaningful

NA – Not applicable

Contacts

Republic Bancorp, Inc.
Kevin Sipes
Executive Vice President & Chief Financial Officer
(502) 560-8628